The information in this preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated November 28, 2017

December , 2017	Registration Statement Nos. 333-209682 and 333-209682-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Capped Buffered Return Enhanced Notes due January 2, 2020

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	This pricing supplement relates to four separate note offerings, each linked to the performance of a different Fund:

•	Capped Buffered Return Enhanced Notes Linked to the iShares® Edge MSCI Min Vol USA ETF (“USMV Notes”)

•	Capped Buffered Return Enhanced Notes Linked to the iShares® Edge MSCI USA Momentum Factor ETF (“MTUM Notes”)

•	Capped Buffered Return Enhanced Notes Linked to the PowerShares S&P 500® Quality Portfolio (“SPHQ Notes”)

•	Capped Buffered Return Enhanced Notes Linked to the iShares® Russell 2000® Value ETF (“IWN Notes”)

Each issue of offered notes is linked to one, and only one, Fund.  While you may participate in one or all of the offerings, this pricing supplement does not offer notes linked to a basket of the Funds.

•	The notes are designed for investors who seek a return of 1.50 times any appreciation of the Fund, up to the maximum return, at maturity.

•	Investors should be willing to forgo interest and dividend payments and, if the Final Value is less than the Initial Value by more than the Buffer Amount of 5.00%, be willing to lose up to 95.00% of their principal amount at maturity.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

•	Minimum denominations of $1,000 and integral multiples thereof

•	The notes are expected to price on or about December 27, 2017 and are expected to settle on or about January 2, 2018.

Fund	Bloomberg Ticker	Initial Value*	Maximum Return / Maximum Payment at Maturity per $1,000 Principal Amount Note*	CUSIP
iShares® Edge MSCI Min Vol USA ETF	USMV		$16.50% and 20.50% / $1,165.00 to $1,205.00	48129HRZ2
iShares® Edge MSCI USA Momentum Factor ETF	MTUM		$16.25% to 20.25% / $1,162.50 to $1,202.50	48129HSB4
PowerShares S&P 500® Quality Portfolio	SPHQ		$14.50% to 18.50% / $1,145.00 to $1,185.00	48129HSD0
iShares® Russell 2000® Value ETF	IWN		$26.00% to 30.00% / $1,260.00 to $1,300.00	48129HSE8

* To be provided in the pricing supplement

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
USMV Notes (per note / total)	$1,000 / $	$ / $	$ / $
MTUM Notes (per note / total)	$1,000 / $	$ / $	$ / $
SPHQ Notes (per note / total)	$1,000 / $	$ / $	$ / $
IWN Notes (per note / total)	$1,000 / $	$ / $	$ / $

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $7.50 per $1,000 principal amount note for any of the offerings.  See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $982.10, $979.70, $984.30 and $982.20 per $1,000 principal amount of USMV Notes, MTUM Notes, SPHQ Notes and IWN Notes, respectively.  The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $965.00 per $1,000 principal amount note for any of the offerings.  See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and the prospectus and prospectus supplement, each dated April 15, 2016

General Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Fund: As specified on the cover of this pricing supplement

Upside Leverage Factor: 1.50

Maximum Return: As specified on the cover of this pricing supplement

Buffer Amount: 5.00%

Pricing Date: On or about December 27, 2017

Original Issue Date (Settlement Date): On or about January 2, 2018

Observation Date *: December 27, 2019

Maturity Date*: January 2, 2020

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Value is greater than the Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Fund Return × Upside Leverage Factor), subject to the Maximum Return

If the Final Value is equal to the Initial Value or is less than the Initial Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.

If the Final Value is less than the Initial Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Fund Return + Buffer Amount)]

If the Final Value is less than the Initial Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity.

Fund Return: With respect to each Fund,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Fund, the closing price of one share of that Fund on the Pricing Date, as specified on the cover of this pricing supplement

Final Value: With respect to each Fund, the closing price of one share of that Fund on the Observation Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set equal to 1.0 on the Pricing Date.  The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund.  See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments Capped Buffered Return Enhanced Notes

Hypothetical Payout Profile

The following table illustrates the hypothetical total return at maturity on hypothetical notes linked to a hypothetical Fund and may not reflect the actual terms of any note offered by this pricing supplement.  See the cover of this pricing supplement and “General Key Terms” in this pricing supplement for the actual terms of each note offered by this pricing supplement.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  The hypothetical total returns and payments set forth below assume the following:

•	an Initial Value of $100.00;

•	an Upside Leverage Factor of 1.50;

•	a Maximum Return of 10.00%; and

•	a Buffer Amount of 5.00%.

The hypothetical Initial Value of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value.  The actual Initial Value will be the closing price of one share of the Fund on the Pricing Date and will be provided in the pricing supplement.   For historical data regarding the actual closing prices of one share of the Fund, please see the historical information set forth under “The Funds” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table have been rounded for ease of analysis.

Final Value	Fund Return	Total Return on the Notes	Payment at Maturity
$180.00	80.00%	10.00%	$1,100.00
$165.00	65.00%	10.00%	$1,100.00
$150.00	50.00%	10.00%	$1,100.00
$140.00	40.00%	10.00%	$1,100.00
$130.00	30.00%	10.00%	$1,100.00
$120.00	20.00%	10.00%	$1,100.00
$115.00	15.00%	10.00%	$1,100.00
$110.00	10.00%	10.00%	$1,100.00
$106.67	6.67%	10.00%	$1,100.00
$105.00	5.00%	7.50%	$1,075.00
$102.50	2.50%	3.75%	$1,037.50
$100.00	0.00%	0.00%	$1,000.00
$95.00	-5.00%	0.00%	$1,000.00
$90.00	-10.00%	-5.00%	$950.00
$80.00	-20.00%	-15.00%	$850.00
$70.00	-30.00%	-25.00%	$750.00
$60.00	-40.00%	-35.00%	$650.00
$50.00	-50.00%	-45.00%	$550.00
$40.00	-60.00%	-55.00%	$450.00
$30.00	-70.00%	-65.00%	$350.00
$20.00	-80.00%	-75.00%	$250.00
$10.00	-90.00%	-85.00%	$150.00
$0.00	-100.00%	-95.00%	$50.00

PS-2 | Structured Investments Capped Buffered Return Enhanced Notes

How the Notes Work

Upside Scenario:

If the Final Value is greater than the Initial Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Fund Return times the Upside Leverage Factor of 1.50, up to the Maximum Return.  Assuming a hypothetical Maximum Return of 10.00%:

•	if the closing price of one share of the Fund increases 5.00%, investors will receive at maturity a 7.50% return, or $1,075.00 per $1,000 principal amount note; or

•	if the closing price of one share of the Fund increases 30.00%, investors will receive at maturity a return equal to the 10.00% Maximum Return, or $1,100.00 per $1,000 principal amount note, which is the maximum payment at maturity.

Par Scenario:

If the Final Value is equal to the Initial Value or is less than the Initial Value by up to the Buffer Amount of 5.00%, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the Final Value is less than the Initial Value by more than the Buffer Amount of 5.00%, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value is less than the Initial Value by more than the Buffer Amount.

•	For example, if the closing price of one share of the Fund declines 50.00%, investors will lose 45.00% of their principal amount and receive only $550.00 per $1,000 principal amount note at maturity, calculated as follows:

$1,000 + [$1,000 × (-50.00% + 5.00%)] = $550.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-3 | Structured Investments Capped Buffered Return Enhanced Notes

Selected Risk Considerations

An investment in the notes involves significant risks.  These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal.  If the Final Value is less than the Initial Value by more than 5.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Value is less than the Initial Value by more than 5.00%.  Accordingly, under these circumstances, you will lose up to 95.00% of your principal amount at maturity.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN —

regardless of any appreciation of the Fund, which may be significant.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes.  If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities.  Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements.  As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes.  If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes.  In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE iSHARES® EDGE MSCI USA MOMENTUM FACTOR ETF AND ITS UNDERLYING INDEX AND MAY MAKE UP THE iSHARES MSCI MIN VOL USA ETF OR THE POWERSHARES S&P 500® QUALITY PORTFOLIO OR THEIR RESPECTIVE UNDERLYING INDICES,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the price of the iShares® Edge MSCI USA Momentum Factor ETF, the iShares® Edge MSCI Min Vol USA ETF or the PowerShares S&P 500® Quality Portfolio or the levels of their respective Underlying Indices (as defined under “The Funds” below).

•	THE NOTES DO NOT PAY INTEREST.

•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY FUND OR THE SECURITIES HELD BY ANY FUND OR HAVE ANY RIGHTS WITH RESPECT TO ANY FUND OR THOSE SECURITIES.

•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange.  Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.  You may not be able to sell your notes.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Maximum Return.

PS-4 | Structured Investments Capped Buffered Return Enhanced Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors.  The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the Fund.  Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.  See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Individual Offerings

•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS —

Each Fund is subject to management risk, which is the risk that the investment strategies of that Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market price of the shares of each Fund and, consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

Each Fund does not fully replicate its Underlying Index (as defined under “The Funds” below) and may hold securities different from those included in its Underlying Index.  In addition, the performance of each Fund will reflect additional transaction costs and

PS-5 | Structured Investments Capped Buffered Return Enhanced Notes

fees that are not included in the calculation of its Underlying Index.  All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index.  In addition, corporate actions with respect to the equity securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index.  Finally, because the shares in each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund.  As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund.  For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payments on the notes.

•	WITH RESPECT TO THE USMV NOTES, THE INVESTMENT STRATEGY REPRESENTED BY THE iSHARES® EDGE MSCI MIN VOL USA ETF MAY NOT BE SUCCESSFUL —

The iShares® Edge MSCI Min Vol USA ETF seeks to track the investment results, before fees and expenses, of an index composed of U.S. equities that, in the aggregate, have lower volatility characteristics relative to the broader U.S. equity market, which is currently the MSCI USA Minimum Volatility (USD) Index.  The MSCI USA Minimum Volatility (USD) Index is designed to measure the performance of a minimum variance strategy applied to the large- and mid-capitalization segments of the U.S. market.  The MSCI USA Minimum Volatility (USD) Index is calculated by optimizing the MSCI USA Index, its parent index, in U.S. dollars for the lowest absolute risk (within a given set of constraints).  Although the MSCI USA Minimum Volatility (USD) Index was designed to seek lower volatility than the MSCI USA Index, there is no guarantee that the MSCI USA Minimum Volatility (USD) Index will be successful in minimizing volatility, and the iShares® Edge MSCI Min Vol USA ETF may experience more, perhaps significantly more, volatility than the minimum volatility and may not be any less volatile than the U.S. equity market as a whole, and could be more volatile and riskier.

In addition, the MSCI USA Minimum Volatility (USD) Index is constructed by performing total risk minimizing optimization on the MSCI USA Index using an optimization algorithm and the factor covariance matrix of a multi-factor risk model.  The risk model uses various assumptions, simplifications and estimates to determine the covariances of the constituents of the MSCI USA Index, which may prove to be inaccurate or ineffective, and there is no assurance that the common factors on portfolio return used by the risk model accurately represent all relevant factors.  The optimization algorithm is designed to solve an optimization problem based on a set of pre-defined constraints.  Using different constraints in the optimization process would likely result in a different “optimal” portfolio being selected. The use of a different optimization algorithm or risk model may yield different results.  Furthermore, the constraints applied in the optimization algorithm may limit returns.

There is no assurance that the iShares® Edge MSCI Min Vol USA ETF will outperform any other exchange-traded fund or any index or strategy that tracks U.S. stocks selected using other criteria.  Accordingly, the investment strategy represented by the iShares® Edge MSCI Min Vol USA ETF may not be successful, and your investment in the notes may result in a loss.  An investment in the notes may also underperform an investment linked to the MSCI USA Index directly.

•	WITH RESPECT TO THE MTUM NOTES, THE INVESTMENT STRATEGY REPRESENTED BY THE iSHARES® EDGE MSCI USA MOMENTUM FACTOR ETF MAY NOT BE SUCCESSFUL —

The iShares® Edge MSCI USA Momentum Factor ETF seeks to track the investment results, before fees and expenses, of an index composed of U.S. large- and mid-capitalization stocks exhibiting higher price momentum, which is currently the MSCI USA Momentum Index.  The MSCI USA Momentum Index is designed to reflect the performance of an equity momentum strategy by emphasizing stocks in the MSCI USA Index with high price momentum.  A momentum strategy generally seeks to capitalize on positive trends in the returns of financial instruments.  The MSCI USA Momentum Index measures the momentum of each security in the MSCI USA Index by reference to the average of the recent 6-month and 12-month risk-adjusted price performance of that security over the 3-month T-Bill rate.  However, there is no guarantee that trends existing in the recent 6-month or 12-month periods will continue in the future.  A momentum strategy is different from a strategy that seeks long-term exposure to a notional portfolio consisting of constant components with fixed weights.  The iShares® Edge MSCI USA Momentum Factor ETF may fail to realize gains that could occur as a result of obtaining exposures to financial instruments that have experienced negative returns, but which subsequently experience a recovery or a sudden spike in positive returns.  As a result, if market conditions do not

PS-6 | Structured Investments Capped Buffered Return Enhanced Notes

represent a continuation of prior observed trends, the price of the iShares® Edge MSCI USA Momentum Factor ETF, which is rebalanced based on prior trends, may decline.

In addition, the iShares® Edge MSCI USA Momentum Factor ETF may perform poorly in non-trending, “choppy” markets characterized by short-term volatility.

There is no assurance that the iShares® Edge MSCI USA Momentum Factor ETF will outperform any other exchange-traded fund or any index or strategy that tracks U.S. stocks selected using other criteria.  Accordingly, the investment strategy represented by the iShares® Edge MSCI USA Momentum Factor ETF may not be successful, and your investment in the notes may result in a loss.  An investment in the notes may also underperform an investment linked to the MSCI USA Index as a whole.

•	WITH RESPECT TO THE SPHQ NOTES, THE INVESTMENT STRATEGY REPRESENTED BY THE POWERSHARES S&P 500® QUALITY PORTFOLIO MAY NOT BE SUCCESSFUL —

The PowerShares S&P 500® Quality Portfolio seeks to track the investment results (before fees and expenses) of the S&P 500® Quality Index.  The S&P 500® Quality Index is designed to track the top 100 stocks in the S&P 500® Index on the basis of their quality score, which is calculated based on return on equity, accruals ratio and financial leverage ratio.  There is no assurance that the PowerShares S&P 500® Quality Portfolio will outperform any other exchange-traded fund or any index or strategy that tracks U.S. stock selected using other criteria.  The financial measures used to calculate the quality score may not be accurate indicators of the quality of the relevant stocks.  Stocks that are considered “high quality” under this methodology (i.e., with high quality score) may nevertheless underperform other stocks in the S&P 500® Index or the S&P 500® Index as a whole.  In addition, the S&P 500® Quality Index is constructed pursuant to a modified market-capitalization weighting methodology, in which the weights of components are adjusted based on their quality score.  It is possible that the stock selection and weighting methodology of the S&P 500® Quality Index will adversely affect the return of the PowerShares S&P 500® Quality Portfolio.  Accordingly, the investment strategy represented by the PowerShares S&P 500® Quality Portfolio may not be successful, and your investment in the notes may result in a loss.  An investment in the notes may also underperform an investment linked to the S&P 500® Index as a whole.

•	THE IWN NOTES ARE SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS —

Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	WITH RESPECT TO THE IWN NOTES, THE INVESTMENT STRATEGY REPRESENTED BY THE iSHARES® RUSSELL 2000 VALUE ETF MAY NOT BE SUCCESSFUL —

The iShares® Russell 2000 Value ETF seeks to track the investment results, before fees and expenses, of an index composed of small-capitalization U.S. equities that exhibit value characteristics, which is currently the Russell 2000® Value Index.  The Russell 2000® Value Index is designed to represent the value segment of the small-capitalization U.S. equity market and consists of those companies in the Russell 2000® Index with lower-to-book ratios and lower expected growth values.   There is no assurance that the iShares® Russell 2000 Value ETF will outperform any other exchange-traded fund or any index or strategy that tracks U.S. stocks selected using other criteria.  Stocks that are considered to be value oriented may have lower growth potential than other securities, which may cause the price of the iShares® Russell 2000 Value ETF to decrease over the term of the notes.  Accordingly, the investment strategy represented by the iShares® Russell 2000 Value ETF may not be successful, and your investment in the notes may result in a loss.  An investment in the notes may also underperform an investment linked to the Russell 2000® Index as a whole.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund.  However, the calculation agent will not make an adjustment in response to all events that could affect the shares of a Fund.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-7 | Structured Investments Capped Buffered Return Enhanced Notes

The Funds

The iShares® Edge MSCI Min Vol USA ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of U.S. equities that, in the aggregate, have lower volatility characteristics relative to the broader U.S. equity market, which we refer to as the Underlying Index with respect to the iShares® Edge MSCI Min Vol USA ETF.  The Underlying Index with respect to the iShares® Edge MSCI Min Vol USA ETF is currently the MSCI USA Minimum Volatility (USD) Index.  The MSCI USA Minimum Volatility (USD) Index is designed to measure the performance of a minimum variance strategy applied to the large- and mid-capitalization segments of the U.S. market.  The minimum variance portfolio describes an equity portfolio with the lowest return-variability for a given covariance matrix of stock returns.  The variance of a portfolio provides an assessment of risk.  The MSCI USA Minimum Volatility (USD) Index is calculated by optimizing the MSCI USA Index, its parent index, in U.S. dollars for the lowest absolute risk (within a given set of constraints).  The MSCI USA Index is designed to measure the performance of the large- and mid-capitalization segments of the U.S. market.  For additional information about the iShares® Edge MSCI Min Vol USA ETF, see Annex A in this pricing supplement.

The iShares® Edge MSCI USA Momentum Factor ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of U.S. large- and mid-capitalization stocks exhibiting higher price momentum, which we refer to as the Underlying Index with respect to the iShares® Edge MSCI USA Momentum Factor ETF.  The Underlying Index with respect to the iShares® Edge MSCI USA Momentum Factor ETF is currently the MSCI USA Momentum Index.  The MSCI USA Momentum Index is designed to reflect the performance of an equity momentum strategy by emphasizing stocks in the MSCI USA Index with high price momentum.  The MSCI USA Index is designed to measure the performance of the large- and mid-capitalization segments of the U.S. market.  For additional information about the iShares® Edge MSCI USA Momentum Factor ETF, see Annex B in this pricing supplement.

The PowerShares S&P 500® Quality Portfolio is an exchange-traded fund of PowersShares Exchange-Traded Fund Trust, a registered investment company, that seeks to track the investment results (before fees and expenses) of the S&P 500® Quality Index, which we refer to as the Underlying Index with respect to the PowerShares S&P 500® Quality Portfolio.  The S&P 500® Quality Index is designed to track the top 100 stocks in the S&P 500® Index on the basis of their quality score, which is calculated based on return on equity, accruals ratio and financial leverage ratio.  For additional information about the PowerShares S&P 500® Quality Portfolio, see Annex C in this pricing supplement.

The iShares® Russell 2000 Value ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of small-capitalization U.S. equities that exhibit value characteristics, which we refer to as the Underlying Index with respect to the iShares® Russell 2000 Value ETF.  The Underlying Index for the iShares® Russell 2000 Value ETF is currently the Russell 2000® Value Index.  The Russell 2000® Value Index is designed to represent the value segment of the small-capitalization U.S. equity market and consists of those companies in the Russell 2000® Index with lower-to-book ratios and lower expected growth values.  The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the iShares® Russell 2000 Value ETF, see Annex D in this pricing supplement.

Historical Information

The following table sets forth the closing price of one share of each Fund on November 27, 2017.  The following graphs set forth the historical performance of each Fund (other than the iShares® Edge MSCI USA Momentum Factor ETF), based on the weekly historical closing prices from January 6, 2012 through November 24, 2017 and the historical performance of the iShares® Edge MSCI USA Momentum Factor ETF, based on the weekly historical closing prices from April 19, 2013 through November 24, 2017.  The inception date of the iShares® Edge MSCI USA Momentum Factor ETF is April 16, 2013 and therefore that Fund has a limited performance history.  We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The closing prices of one share of each Fund may have been adjusted by Bloomberg for actions taken by that Fund, such as stock splits.

The historical closing prices of one share of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Fund on the Pricing Date or the Observation Date.  There can be no assurance that the performance of the Fund will result in the return of any of your principal amount in excess of $50.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

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Fund	Closing Price of One Share on November 27, 2017
iShares® Edge MSCI Min Vol USA ETF	$52.07
iShares® Edge MSCI USA Momentum Factor ETF	$101.62
PowerShares S&P 500® Quality Portfolio	$29.57
iShares® Russell 2000® Value ETF	$124.58

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Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

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The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note.  However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019.  You should consult your tax adviser regarding the potential application of FATCA to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates.  Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

PS-11 | Structured Investments Capped Buffered Return Enhanced Notes

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances.  This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Funds” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying

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underlying supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf

•	Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.  As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

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Annex A

The iShares® Edge MSCI Min Vol USA ETF

All information contained in this pricing supplement regarding the iShares® Edge MSCI Min Vol USA ETF (the “Minimum Volatility Fund”) has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, iShares® Trust and BlackRock Fund Advisors (“BFA”).  BFA is currently the investment advisor to the Minimum Volatility Fund.  The Minimum Volatility Fund is an exchange-traded fund that trades on BATS Exchange, Inc. under the ticker symbol “USMV.”

The Minimum Volatility Fund seeks to track the investment results, before fees and expenses, of an index composed of U.S. equities that, in the aggregate, have lower volatility characteristics relative to the broader U.S. equity market, which is currently the MSCI USA Minimum Volatility (USD) Index (the “Minimum Volatility Index”).  See “— The MSCI USA Minimum Volatility (USD) Index” below for more information about the Minimum Volatility Index.

BFA uses a representative sampling indexing strategy to manage the Minimum Volatility Fund.  “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of an applicable underlying index.  The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of an applicable underlying index.  The Minimum Volatility Fund may or may not hold all of the securities in the Minimum Volatility Index.

The Minimum Volatility Index is a financial calculation based on a grouping of financial instruments that is not an investment product while the Minimum Volatility Fund is an actual investment portfolio.  The performance of the Minimum Volatility Fund and the Minimum Volatility Index may vary for a number of reasons, including transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Minimum Volatility Fund’s portfolio and the Minimum Volatility Index resulting from the Minimum Volatility Fund’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the Minimum Volatility Fund but not to the Minimum Volatility Index.  “Tracking error” is the divergence of the performance (return) of a fund’s portfolio from that of its underlying index.  BFA expects that, over time, the Minimum Volatility Fund’s tracking error will not exceed 5%.  Because the Minimum Volatility Fund uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy.  “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

The iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Minimum Volatility Fund.  Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, for iShares® Trust through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares® Trust and the Minimum Volatility Fund, please see the Minimum Volatility Fund’s prospectus.  In addition, information about iShares® Trust and the Minimum Volatility Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The MSCI USA Minimum Volatility (USD) Index

All information contained in this pricing supplement regarding the Minimum Volatility Index, including, without limitation, its make up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”).  The Minimum Volatility Index is calculated, maintained and published by MSCI.  MSCI has no obligation to continue to publish, and may discontinue publication of, any of the Minimum Volatility Index.

The Minimum Volatility Index is reported by Bloomberg L.P. under the ticker symbol “MXUSMVOL.”

The Minimum Volatility Index is designed to measure the performance of a minimum variance strategy applied to the large- and mid-capitalization segments of the U.S. market.  The minimum variance portfolio describes an equity portfolio with the lowest return-variance for a given covariance matrix of stock returns.  The variance of a portfolio can be used to calculate its volatility, which provides an assessment of risk.  The Minimum Volatility Index is calculated by optimizing the MSCI USA Index, its parent index, in U.S. dollars for the lowest absolute risk (within a given set of constraints).  The MSCI USA Index is designed to measure the performance of the large- and mid-capitalization segments of the U.S. market.  Securities listed on the New York Stock Exchange, The NASDAQ Stock Market, NYSE American and NYSE Arca are eligible for inclusion in the MSCI USA Index.  The MSCI USA Index was developed with a base value of 100 as of December 31, 1969.  The MSCI USA Index is reported by Bloomberg L.P. under ticker symbol “MXUS.”  For additional information on the MSCI USA Index, see the information set forth under “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.  For purposes of the accompanying underlying supplement, the MSCI USA Index is an “MSCI Index.”

Index Construction

Defining the Parent index and the Base Currency for Optimization

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The Minimum Volatility Index is constructed by performing total risk minimizing optimization on the MSCI USA Index.  The MSCI USA Index serves as the universe of eligible securities for optimization.  The optimization is performed from a base currency perspective, which is the U.S. dollar, and does not allow short selling of securities.

Defining the Optimization Constraints

Setup Constraints for Initial Construction

The following optimization constraints are employed, which aim to ensure replicability and investability while achieving the lowest volatility for a given set of constraints.

•	The maximum weight of an index constituent will be restricted to the lower of 1.5% or 20 times the weight of the security in the MSCI USA Index.

•	The minimum weight of an index constituent will be 0.05%.

•	For countries with weight greater than 2.5% in the MSCI USA Index, the weight in the Minimum Volatility Index will not deviate more than +/-5% from the country weight in the MSCI USA Index.

•	For countries with weight less than 2.5% in the MSCI USA Index, the weight in the Minimum Volatility Index will be capped at 3 times their weight in the MSCI USA Index.

•	The sector weights of the Minimum Volatility Index will not deviate more than +/- 5% from the sector weights of the MSCI USA Index.

No constraint will be applied on the exposure of the Minimum Volatility Index to the Barra Volatility risk index factor. Exposure to all other Barra risk index factors will be restricted to +/-0.25 standard deviations relative to the MSCI USA Index.

Additional Setup Constraints for Semi-Annual Index Reviews

•	The one way turnover of the Minimum Volatility Index is constrained to a maximum of 10%.

During the semi-annual index review, in the event that there is no optimal solution that satisfies all the optimization constraints described above, the following constraints will be relaxed, until an optimal solution is found:

•	Relax the turnover constraints in steps of 5%, up to a maximum of 30%.

•	Relax the minimum weight constraint in steps of 0.01% up to a minimum of 0.01%.

In the event that no optimal solution is found after the above constraints have been relaxed, the Minimum Volatility Index will not be rebalanced for that semi-annual index review.

Determining the Optimized Portfolio

The Minimum Volatility Index is constructed using the Barra Optimizer in combination with a risk model.  The Barra Optimizer is an algorithm designed to facilitate the portfolio construction process.  The optimization uses the MSCI USA Index as the universe of eligible securities and the specified optimization objective and constraints to determine the optimal Minimum Volatility Index.  The Barra Optimizer determines the optimal solution, i.e., the portfolio with the lowest total risk, using an estimated security covariance matrix under the applicable investment constraints.  The Minimum Volatility Index seeks to have the lowest absolute volatility based on the set of constraints.

The optimization relies on the factor exposures for all the securities in the MSCI USA Index and the factor covariance matrix of a risk model (the “Risk Model”), which is currently the Barra Global Equity Model (GEM2).  The Risk Model, a multi-factor model, is utilized to capture the effects of common factors (such as local markets and industries) as well as currencies on portfolio return.  The Risk Model partitions return into its various components so investors can pinpoint sources of return and portfolio adjustments can be made accordingly.  Effective with the November 2017 semi-annual index review, the Barra Global Total Market Equity Model for Long-Term Investors (GEM LT) will replace GEM2 in the Minimum Volatility Index.  Among the differences between GEM LT and GEM2 are: 16 style factors in GEM LT instead of 6 style factors in GEM2; the value style factor is broken into four style factors; the volatility style factor is split into two style factors (beta and residual volatility), four new style factors are added to help represent quality (earnings variability, earnings quality, investment quality and profitability); dynamic adjustment of country/industry exposure based on historical sensitivity; and exposure to multiple industry factors.

Index Calculation

The Minimum Volatility Index is a modified market-capitalization index and is calculated using the same methodology as the MSCI USA Index, except that the constituents of the Minimum Volatility Index are weighted based on the weights in the optimized portfolio determined under “— Index Construction — Determining the Optimized Portfolio” above.  For additional information about the calculation of the MSCI USA Index, see ““Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

Index Maintenance

Semi-Annual Index Reviews

The changes resulting from the index review of the Minimum Volatility Index will be made as of the close of the last business day of May and November, coinciding with the May and November semi-annual index review of the MSCI USA Index.  The pro forma indexes are in general announced nine business days before the effective date.

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The security covariance matrix used to determine the Minimum Volatility Index is maintained on a monthly basis.  For the May and the November semi-annual Minimum Volatility Index reviews, the security covariance matrices as of the end of April and the end of October are used respectively.  At each rebalancing, a constraint factor is calculated for each  constituent in the Minimum Volatility Index.  The constraint factor is defined as the weight in the Minimum Volatility Index at the time of the rebalancing divided by the weight in the MSCI USA Index.  The constraint factor as well as the constituents in the Minimum Volatility Index remains constant between index reviews except in case of corporate events as described below.

Ongoing Event Related Changes

The general treatment of corporate events in the Minimum Volatility Index aims to minimize turnover outside of index reviews.  The methodology aims to appropriately represent an investor’s participation in an event based on relevant deal terms and pre-event weighting of the index constituents that are involved.  Further, changes in index market capitalization that occur as a result of corporate event implementation will be offset by a corresponding change in the Variable Weighting Factor (VWF) of the constituent.  Additionally, if the frequency of index reviews in the MSCI USA Index is greater than the frequency of index reviews in the Minimum Volatility Index, the changes made to the MSCI USA Index during intermediate index reviews will be neutralized in the Minimum Volatility Index.

The table below summarizes the treatment of common corporate events within the Minimum Volatility Index.  No new securities will be added (except where noted below) to the Minimum Volatility Index between index reviews.  Deletions from the MSCI USA Index will be reflected simultaneously.

Event Type	Event Details
New additions to the MSCI USA Index	A new security added to the MSCI USA Index (such as IPO and other early inclusions) will not be added to the Minimum Volatility Index.
Spin-Offs	All securities created as a result of the spin-off of an existing Minimum Volatility Index constituent will be added to the Minimum Volatility Index at the time of event implementation. Reevaluation for continued inclusion in the Minimum Volatility Index will occur at the subsequent index review.
Merger / Acquisition

For mergers and acquisitions, the acquirer’s post event weight will account for the proportionate amount of shares involved in deal consideration, while cash proceeds will be invested across the Minimum Volatility Index.

If an existing index constituent is acquired by a non-index constituent, the existing constituent will be deleted from the Minimum Volatility Index and the acquiring non-constituent will not be added to the Minimum Volatility Index.

Changes in Security Characteristics	A security will continue to be an index constituent if there are changes in characteristics (country, sector, size segment, etc.). Reevaluation for continued inclusion in the Minimum Volatility Index will occur at the subsequent index review.

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Annex B

The iShares® Edge MSCI USA Momentum Factor ETF

All information contained in this pricing supplement regarding the iShares® Edge MSCI USA Momentum Factor ETF (the “Momentum Fund”) has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, iShares® Trust and BlackRock Fund Advisors (“BFA”).  BFA is currently the investment advisor to the Momentum Fund.  The Momentum Fund is an exchange-traded fund that trades on BATS Exchange, Inc. under the ticker symbol “MTUM.”

The Momentum Fund seeks to track the investment results, before fees and expenses, of an index composed of U.S. large- and mid-capitalization stocks exhibiting relatively higher price momentum, which is currently the MSCI USA Momentum Index (the “Momentum Index”).  See “— The MSCI USA Momentum Index” below for more information about the Momentum Index.

BFA uses a representative sampling indexing strategy to manage the Momentum Fund.  “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of an applicable underlying index.  The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of an applicable underlying index.  The Momentum Fund may or may not hold all of the securities in the Momentum Index.

The Momentum Index is a financial calculation based on a grouping of financial instruments that is not an investment product while the Momentum Fund is an actual investment portfolio.  The performance of the Momentum Fund and the Momentum Index may vary for a number of reasons, including transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Momentum Fund’s portfolio and the Momentum Index resulting from the Momentum Fund’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the Momentum Fund but not to the Momentum Index.  “Tracking error” is the divergence of the performance (return) of a fund’s portfolio from that of its underlying index.  BFA expects that, over time, the Momentum Fund’s tracking error will not exceed 5%.  Because the Momentum Fund uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy.  “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

The iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Momentum Fund.  Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, for iShares® Trust through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares® Trust and the Momentum Fund, please see the Momentum Fund’s prospectus.  In addition, information about iShares® Trust and the Momentum Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The MSCI USA Momentum Index

All information contained in this pricing supplement regarding the Momentum Index, including, without limitation, its make up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”).  The Momentum Index is calculated, maintained and published by MSCI.  MSCI has no obligation to continue to publish, and may discontinue publication of, any of the Momentum Index.

The Momentum Index is reported by Bloomberg L.P. under the ticker symbol “MXUS000$.”

The Momentum Index is designed to reflect the performance of an equity momentum strategy by emphasizing stocks in the MSCI USA Index with high price momentum.  High momentum companies are characterized in the literature as companies with high price performance in the recent history, up to 12-months.  High momentum companies tend to continue their high price performance over the near term, typically over a 6-12 month period.  The MSCI USA Index is designed to measure the performance of the large- and mid-capitalization segments of the U.S. market.  Securities listed on the New York Stock Exchange, The NASDAQ Stock Market, NYSE American and NYSE Arca are eligible for inclusion in the MSCI USA Index.  The MSCI USA Index was developed with a base value of 100 as of December 31, 1969.  The MSCI USA Index is reported by Bloomberg L.P. under ticker symbol “MXUS.”  For additional information on the MSCI USA Index, see the information set forth under “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.  For purposes of the accompanying underlying supplement, the MSCI USA Index is an “MSCI Index.”

PS-17 | Structured Investments Capped Buffered Return Enhanced Notes

Index Construction

Applicable Universe

The constituents of the MSCI USA Index serves as the universe of eligible securities for the Momentum Index.

Determination of Momentum Score

The momentum value for each security is calculated by combining recent 12-month and 6-month price performance of the security.

Where:

PT-1 = closing security price one month prior to the rebalancing date (T)

PT-7 = closing security price seven months prior to the rebalancing date (T)

PT-13 = closing security price thirteen months prior to the rebalancing date (T)

Local Risk-free rate = 3-month T-Bill rate

The price performance is computed excluding recent 1-month.  If 12-month Price Momentum is missing, only 6-month Price Momentum is used for computation of momentum value.  Momentum value is not computed if 6-month Price Momentum is not available.  In the absence of a momentum value, that security is not considered for inclusion in the Momentum Index.

Risk-Adjusted Momentum Value

A momentum value computed above is further adjusted with corresponding volatility of the security.

Risk-adjusted Price

Where

σi = Annualized standard deviation of weekly price returns over the period of 3 years.

Calculating the Momentum Score

The risk-adjusted price momentums (for the 6-month horizon and 12-month horizon) computed above are standardized into z-scores.  Computing a z-score is a widely adopted method of standardizing a variable in order to combine it with other variables that may have a different scale or unit of measurement.  The z-scores are combined in equal proportion and standardized to arrive at a single Momentum combined score (C).

The single momentum combined score (C) computed above is then standardized by calculating the z-scores to compute the standardized momentum Z-score (Z).  The momentum Z-score is then winsorized at +/- 3, i.e., the Z-scores above 3 are capped at 3 and Z-scores below -3 are capped at -3.  Winsorization reduces the impact of outliers on a data set by limiting them to a designated valued or score.

The momentum score is then computed from the momentum Z-Score as follows:

Security Selection

The Momentum Index is constructed with a fixed number of securities approach.  All the existing constituents of the MSCI USA Index are ranked in the descending order of their unwinsorized momentum Z-score.  If multiple securities have the same unwinsorized momentum Z-score, then the security having a higher weight in the MSCI USA Index is given a higher rank.  A fixed number of securities with the highest positive momentum Z-scores are predetermined based on an algorithm for the Momentum Index at initial construction with an aim to attain a high exposure to the momentum factor while maintaining sufficient index market capitalization and number of securities coverage.  The fixed number for security selection determined at initial construction is evaluated at every semi-annual index review (“SAIR”) to ensure that the Momentum Index universe has sufficient index market capitalization coverage.  As of July 31, 2017, the Momentum Index included 124 securities.

PS-18 | Structured Investments Capped Buffered Return Enhanced Notes

Weighting Scheme

For a given rebalancing effective date, all the securities eligible for inclusion in the Momentum Index are weighted by the product of their market capitalization weight in the MSCI USA Index and the momentum score computed above.

The above weights are then normalized to 100%.  The final security level inclusion factor is determined as the ratio of the final security level weight and the security level pro forma market capitalization weight in the MSCI USA Index.  To mitigate the impact of stock-specific risk, the issuer weight will be capped at 5%.

Index Calculation

The Momentum Index is a modified market-capitalization index and is calculated using the same methodology as the MSCI USA Index, except that the constituents of the Momentum Index are weighted as described under “— Index Construction — Weighting Scheme” above.  For additional information about the calculation of the MSCI USA Index, see ““Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

Index Maintenance

Semi-Annual Index Reviews

The Momentum Index is rebalanced on a semi-annual basis, usually as of the close of the last business day of May and November, coinciding with the May and November Semi-Annual Index Review (“SAIR”) of the MSCI Global Investable Market Indexes.  In addition to the two Semi-Annual Index Reviews in May and November, in order to mitigate drawdown during periods characterized by spikes in market volatility, the Momentum Index undergoes ad-hoc rebalancing subject to meeting certain trigger criteria.  The steps for triggering ad-hoc rebalancing are described as follows:

1.	At every T-9 date (where T is a month-end date), the annualized volatility of the MSCI USA Index (Vt) is computed. The annualized volatility is computed using trailing 3-months daily returns of the MSCI USA Index as of month-end date of the previous month.

2.	The monthly change in volatility is computed as:

where = Annualized Volatility computed at T-9 of previous month

3.	If δ > Threshold, ad-hoc rebalancing is triggered in that month at T-9 date.

4.	Threshold is defined as, Threshold = 95th percentile of monthly changes in volatility over available history of the MSCI World Index.

As the ad-hoc rebalancing is triggered due to recent changes in momentum, only 6-month Price Momentum value is used to compute momentum score at the ad-hoc rebalancing date, instead of the combination of 6-month and 12-month Price Momentum that is used in SAIR as described above.

The pro forma Momentum Index is generally announced nine business days before the effective date.

Buffer Rule

To reduce index turnover and enhance index stability, buffer rules are applied at 50% of the fixed number of securities in the Momentum Index.  For example, assuming the Momentum Index targets 100 securities, the buffers are applied between rank 50 and 150.  The securities in the MSCI USA Index with a momentum rank at or above 50 will be added to the Momentum Index on a priority basis.  The existing constituents that have a momentum rank between 50 and 150 are then successively added until the number of securities in the Momentum Index reaches 100.  If the number of securities is below 100 after this step, the remaining securities in the MSCI USA Index with the highest momentum rank are added until the number of securities in the Momentum Index reaches 100.  The target number of securities of 100 for the Momentum Index used in the example above is purely hypothetical.  As discussed above, the Momentum Index targets a fixed number of securities for inclusion that is periodically reset.

PS-19 | Structured Investments Capped Buffered Return Enhanced Notes

Ongoing Event Related Changes

The general treatment of corporate events in the Momentum Index aims to minimize turnover outside of index reviews.  The methodology aims to appropriately represent an investor’s participation in an event based on relevant deal terms and pre-event weighting of the index constituents that are involved.  Further, changes in index market capitalization that occur as a result of corporate event implementation will be offset by a corresponding change in the variable weighting factor of the constituent.  Additionally, if the frequency of index reviews in the MSCI USA Index is greater than the frequency of index reviews in the Momentum Index, the changes made to the MSCI USA Index during intermediate index reviews will be neutralized in the Momentum Index.

The table below summarizes the treatment of common corporate events within the Momentum Index.  No new securities will be added (except where noted below) to the Momentum Index between index reviews.  Deletions from the MSCI USA Index will be reflected simultaneously.

Event Type	Event Details
New additions to the MSCI USA Index	A new security added to the MSCI USA Index (such as IPO and other early inclusions) will not be added to the Momentum Index.
Spin-Offs	All securities created as a result of the spin-off of an existing index constituent will be added to the Momentum Index at the time of event implementation. Reevaluation for continued inclusion in the Momentum Index will occur at the subsequent index review.
Merger / Acquisition

For mergers and acquisitions, the acquirer’s post-event weight will account for the proportionate amount of shares involved in deal consideration, while cash proceeds will be invested across the Momentum Index.

If an existing index constituent is acquired by a non-index constituent, the existing constituent will be deleted from the Momentum Index and the acquiring non-constituent will not be added to the Momentum Index.

Changes in Security Characteristics	A security will continue to be an index constituent if there are changes in characteristics (country, sector, size segment, etc.). Reevaluation for continued inclusion in the Momentum Index will occur at the subsequent index review.

PS-20 | Structured Investments Capped Buffered Return Enhanced Notes

Annex C

The PowerShares S&P 500® Quality Portfolio

All information contained in this pricing supplement regarding the PowerShares S&P 500® Quality Portfolio (the “Quality Fund”) has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, Invesco PowerShares Capital Management LLC (“Invesco”) and Invesco Ltd.  Invesco is currently the investment advisor to the Quality Fund.  The Quality Fund is an exchange-traded fund that trades on NYSE Arca, Inc. under the ticker symbol “SPHQ.”

The Quality Fund seeks to track investment results (before fees and expenses) of the S&P 500® Quality Index (the “Quality Index”).  See “— The S&P 500® Quality Index” below for more information about the Quality Index.

The Quality Fund employs a “full replication” methodology in seeking to track the Quality Index, meaning that it generally invests in all of the securities comprising the Quality Index in proportion to the weightings of the securities in the Quality Index.  However, under various circumstances, the Quality Fund may not be possible or practicable to purchase all of those securities in those same weightings.  In those circumstances, the Quality Fund may purchase a sample of securities in the Quality Fund.

A “sampling” methodology means that Invesco uses a quantitative analysis to select securities from the Quality Index to obtain a representative sample of securities that have, in the aggregate, investment characteristics similar to the Quality Index in terms of key risk factors, performance attributes and other characteristics.  These include industry weightings, market capitalization, return variability, earnings valuation, yield and other financial characteristics of securities.  When employing a sampling methodology, Invesco bases the quantity of holdings in the Quality Fund on a number of factors, including asset size of the Quality Fund, and generally expects the Quality Fund to hold less than the total number of securities in the Quality Index.  However, Invesco reserves the right to invest the Quality Fund in as many securities as it believes necessary to achieve the Quality Fund’s investment objective.

The Quality Fund’s return may not match the return of the Quality Index (that is, it may experience tracking error) for a number of reasons.  For example, the Quality Fund incurs operating expenses not applicable to the Quality Index, and incurs costs in buying and selling securities, especially when rebalancing the Quality Fund’s securities holdings to reflect changes in the composition of the Quality Index.  If the Quality Fund uses a sampling approach, its use of a sampling approach may result in returns for the Quality Fund that are not as well-correlated with the return of the Quality Index as would be the case if the Quality Fund purchased all of the securities in the Quality Index in the proportions represented in the Quality Index.  In addition, the performance of the Quality Fund and the Quality Index may vary due to asset valuation differences and differences between the Quality Fund’s portfolio and the Quality Index resulting from legal restrictions, costs or liquidity constraints.

PowerShares Exchange-Traded Fund Trust is a registered investment company and is authorized to have multiple series of portfolios, including the Quality Fund.  Information provided to or filed with the SEC by PowerShares Exchange-Traded Fund Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-102228 and 811-21265, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding PowerShares Exchange-Traded Fund Trust, Invesco, Invesco Ltd. and Quality Fund, please see the Quality Fund’s prospectus.  In addition, information about PowerShares Exchange-Traded Fund Trust, Invesco, Invesco Ltd. and the Quality Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Invesco website at https://www.invesco.com/portal/site/us/financial-professional/home.  Information contained in the Invesco website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The S&P 500® Quality Index

All information contained in this pricing supplement regarding the Quality Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”).  The Quality Index is calculated, maintained and published by S&P Dow Jones.  S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the Quality Index.

The Quality Index began publishing on July 8, 2014.  The Quality Index is reported by Bloomberg, L.P. under the ticker symbol “SPXQUP.”

The Quality Index is a modified market-capitalization weighted index designed to track the top 100 stocks in the S&P 500® Index on the basis of their quality score, which is calculated based on return on equity, accruals ratio and financial leverage ratio.  For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement, as supplemented by the “— Supplemental Information About the S&P 500® Index” below.

Eligibility Criteria

For a security to be eligible for consideration for the Quality Index, it must, on the rebalancing reference date be an existing member of the S&P 500® Index.

PS-21 | Structured Investments Capped Buffered Return Enhanced Notes

Index Construction

Constituent Selection

Securities in the eligible universe are selected for inclusion based on quality scores.  The quality score of each stock is derived from its return-on-equity, accruals ratio and financial leverage ratio.  The quality score of each stock is updated semi-annually at the June and December index rebalancings.  The top 100 constituents in the S&P 500® Index by quality score are selected for inclusion in the Quality Index.

Fundamental Ratios Calculation

The first step to determine the overall quality score is to calculate, as of the rebalancing reference date, the three fundamental ratios below for each security in the index universe. They are defined as follows:

•	Return on Equity (“ROE”). This is calculated as a company’s trailing 12-month earnings per share (“EPS”) divided by its latest book value per share (“BVPS”):

•	Accruals Ratio. This is computed using the change of a company’s net operating assets over the last year divided by its average net operating assets over the last two years:

•	Financial Leverage Ratio. This is calculated as a company’s latest total debt divided by its book value.

Outlier Handling and Winsorization

Outlier fundamental ratios are winsorized to ensure that the average values used to calculate the overall quality score are less distorted by extreme values.  Winsorization reduces the impact of outliers on a data set by limiting them to a designated valued or score.

•	Return on Equity and Accruals Ratio. For a given fundamental variable, the values for all securities are first ranked in ascending order. Then, for securities that lie above the 97.5 percentile rank or below the 2.5 percentile rank, their value is set as equal to the value of the 97.5 percentile ranked or the 2.5 percentile ranked security, whichever is applicable. If the underlying data points for a given stock’s ROE are both negative, leading to a positive ROE, its ROE value will be excluded and the stock will be assigned an ROE z-score set as equal to the ROE z-score value of the 2.5 percentile ranked security.

•	Financial Leverage Ratio. The values for all securities are first ranked in ascending order. Then, for securities that lie above the 97.5 percentile rank or below the 2.5 percentile rank, their value is set as equal to the value of the 97.5 percentile ranked or the 2.5 percentile ranked security, whichever is applicable. If the underlying data point for a given stock’s BVPS is negative, leading to a negative Leverage, its Leverage value will be excluded and the stock will be assigned a Leverage z-score set as equal to the Leverage z-score value of the 2.5 percentile ranked security.

Z-Score and Quality Score Computation

Computing a z-score is a widely adopted method of standardizing a variable in order to combine it with other variables that may have a different scale or unit of measurement.  After winsorizing all the three fundamental ratios, the z-score for each of the three ratios for each security is calculated using the mean and standard deviation of the relevant variable within each of the index universes as follows:

where:

= Z-score for a given security

= Winsorized variable for a given security

= Arithmetic mean of the winsorized variable in the Quality Index, excluding any missing values

= Standard deviation of the winsorized variable in the Quality Index

PS-22 | Structured Investments Capped Buffered Return Enhanced Notes

For each security, the average z-score is computed by taking a simple average of the three scores.  Where there is a missing value, the average z-score is computed by taking a simple average of the remaining two scores.  A security must have at least one z-score for it to be included in the Quality Index.

Outlier average z-scores are winsorized to ensure that the overall quality scores are less distorted by extreme values.  To do this, for a given average z-score, the values for all securities are first ranked in ascending order.  Then, for securities that lie above 4 or below -4, their value is set as equal to 4 or -4, whichever is applicable.

Using the winsorized average z-scores, a quality score is computed for each of the securities.  For a given security, if its winsorized average z-score is above 0, then its quality score will be the addition of 1 and the average z-score.  On the other hand, if its winsorized average score is below 0, then its quality score will be the result of the reciprocal of 1 subtracted by its average z-score.

•	If average Z > 0, Quality Score = 1 + Z

•	If average Z < 0, Quality Score = (1 / (1 – Z))

•	If average Z = 0, Quality Score = 1

Buffer Rule

A 20% buffer is applied to stocks already in the Quality Index in order to reduce portfolio turnover and is implemented as follows:

•	Stocks are ranked based on quality score and those ranked within the top 16% of the stock count are automatically chosen for index inclusion.

•	All stocks which are current constituents that fall within the top 24% of the stock count are then chosen for index inclusion in order of their quality score.

•	If at this point 20% of stocks in the index universe have not been chosen, the remaining stocks are chosen based on their quality score.

At times a company may appear to temporarily violate one or more of the addition criteria.  However, the addition criteria above are for addition to the Quality Index, not for continued membership.  As a result, an index constituent that appears to violate criteria for addition to the Quality Index will not be deleted unless ongoing conditions warrant an index change.

Weights Computation

For a given rebalancing date, all the securities eligible for inclusion in the Quality Index are weighted by the product of their market capitalization in the eligible index universe and the quality score, subject to security and sector constraints.  This is done using an optimization procedure such that the maximum weight of each security is the lower of 5% and 20 times its market capitalization weight in the eligible index universe and the maximum weight of any given Global Industry Classification Standard (GICS®) sector is 40%.  Each stock’s weight is floored at 0.05%.  The capping algorithm redistributes the excess weight to the other stocks in proportion to their quality weights.

Where the optimization procedure fails for a given period, the constraints are then relaxed in the following order: the maximum weight of the security and then the maximum weight of the sector and finally.

Multiple Share Classes/Dually Listed Companies

For companies with more than one share class line, each company is represented once by the company’s primary listing.  For companies with more than one listing, each company is represented once by the most liquid listing.

Index Calculation

The Quality Index is a modified market-capitalization index and is calculated using the same methodology as the S&P 500® Index, except that the constituents of the Quality Index are weighted as described under “— Index Construction — Weights Computation” above.  For additional information about the calculation of the S&P 500® Index, see ““Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

Index Maintenance

The Quality Index is rebalanced semi-annually after the close on the third Friday of June and December.  The fundamental data reference date is five weeks prior to the rebalancing date.  As part of the rebalancing process, constituent stock weights are updated.  The rebalancing reference dates are the last business day of May and November, respectively.  Weights calculated as a result of the reference date data are implemented in the Quality Index using closing prices as of the Wednesday prior to the second Friday of June and December.

PS-23 | Structured Investments Capped Buffered Return Enhanced Notes

The majority of additions and deletions occur as part of the semi-annual index rebalancing in June and December.  Constituents removed from the S&P 500® Index are also removed from the Quality Index simultaneously.

In the case of spin-offs, the spun-off company is added to the Quality Index at a zero price and will be dropped from the Quality Index after the first day of regular way trading provided the drop event has been announced at least two days prior to the drop date.

In the case of initial public offerings (“IPO”), IPO additions to the Quality Index take place at the semi-annual rebalancings.  To be considered eligible for index inclusion, an IPO must first be a constituent of the S&P 500® Index.

The table below summarizes types of index maintenance adjustments and indicates whether or not a divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Spin-off	The spin-off is added to the Quality Index on the ex-date at a price of zero. Each individual index methodology will specify whether the spin-off will be eligible to remain in the Quality Index beyond the ex-date.	No
Rights offering	The price is adjusted to the Price of the Parent Company minus (the Price of Rights Offering/Rights Ratio). The adjustment factor changes according to equation (20), to maintain the weight to be the same as the company had before the rights offering.	No
Stock split	Shares are multiplied by and the price is divided by the split factor.	No
Share/IWF changes	None. The adjustment factor is changed to keep the index weight the same.	No
Special dividends	The price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the ex-date.	Yes.
Merger or acquisition	If the surviving company is already an index member, it is retained in the Quality Index. If the surviving company does not meet index criteria, it is removed.	Yes, if there is a removal.
Constituent change	The company entering the Quality Index goes in at the weight of the company coming out.	No
Delisting, acquisition or any other corporate action resulting in a constituent deletion	The stock is dropped from the Quality Index	Yes

PS-24 | Structured Investments Capped Buffered Return Enhanced Notes

Index Governance

S&P Dow Jones’ Global Benchmarks Index Committee (“Index Committee”) maintains the Quality Index.  The Index Committee meets regularly.  All committee members are full-time professional members of S&P Dow Jones’ staff.  At each meeting, the Index Committee may review pending corporate actions that may affect index constituents, statistics comparing the composition of the Quality Index to the market, companies that are being considered as candidates for addition to the Quality Index, and any significant market events.  In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

S&P Dow Jones considers information about changes to its indices and related matters to be potentially market moving and material.  Therefore, all Index Committee discussions are confidential.

Supplemental Information About the S&P 500® Index

In addition to the criteria for addition to the S&P 500® Index set forth in the accompanying underlying supplement, a company must have a primary listing of its common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or Investors Exchange (IEX).  Also, effective March 10, 2017, company additions to the S&P 500® Index should have an unadjusted company market capitalization of $6.1 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $5.3 billion or more).  As of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the S&P 500® Index, but securities already included in the S&P 500® Index have been grandfathered and are not affected by this change.

PS-25 | Structured Investments Capped Buffered Return Enhanced Notes

Annex D

The iShares® Russell 2000 Value ETF

All information contained in this pricing supplement regarding the iShares® Russell 2000 Value ETF (the “Value Fund”) has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, iShares® Trust and BlackRock Fund Advisors (“BFA”).  BFA is currently the investment advisor to the Value Fund.  The Value Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IWN.”

The Value Fund seeks to track the investment results, before fees and expenses, of an index composed of small-capitalization U.S. equities that exhibit value characteristics, which is currently the Russell 2000® Value Index (the “Value Index”).  See “— The Russell 2000® Value Index” below for more information about the Value Index.

BFA uses a “representative sampling” indexing strategy to manage the Value Fund.  Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of an applicable underlying index.  The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of an applicable underlying index.  The Value Fund may or may not hold all of the securities in the Value Index.

The Value Index is a financial calculation based on a grouping of financial instruments that is not an investment product while the Value Fund is an actual investment portfolio.  The performance of the Value Fund and the Value Index may vary for a number of reasons, including transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Value Fund’s portfolio and the Value Index resulting from the Value Fund’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the Value Fund but not to the Value Index.  “Tracking error” is the divergence of the performance (return) of a fund’s portfolio from that of its underlying index.  BFA expects that, over time, the Value Fund’s tracking error will not exceed 5%.  Because the Value Fund uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy.  “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

The iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Value Fund.  Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, for iShares® Trust through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares® Trust and the Value Fund, please see the Value Fund’s prospectus.  In addition, information about iShares® Trust and the Value Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Russell 2000® Value Index

All information contained in this pricing supplement regarding the Value Index, including, without limitation, its make up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, FTSE Russell.  The Value Index is calculated, maintained and published by FTSE Russell.  FTSE Russell has no obligation to publish, and may discontinue the publication of, the Value Index.

The Value Index is reported by Bloomberg L.P. under the ticker symbol “RUJ.”

The Value Index is designed to represent the value segment of the small-capitalization U.S. equity market and consists of those companies in the Russell 2000® Index with lower-to-book ratios and lower expected growth values.  The Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000® Index (each, a “Russell 2000 Component Stock” and collectively, the “Russell 2000 Component Stocks”) that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values.  For more information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement, as supplemented by “ — Supplemental Information About the Russell 2000® Index” below.

FTSE Russell uses a “non-linear probability” method to assign stocks to the Russell 2000® Growth Index (the “Growth Index”) and the Value Index, an index that measures the capitalization-weighted price performance of the Russell 2000 Component Stocks determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted growth values.  The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (“B/P”) ratio, I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year).  This method allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the indexes.

Stocks in the Russell 2000® Index are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year).  These rankings are converted to standardized units and combined to produce a Composite Value Score (“CVS”).

Stocks in the Russell 2000® Index are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock.  In general, stocks with a lower CVS are considered growth, stocks with a higher CVS are

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considered value, and stocks with a CVS in the middle range are considered to have both growth and value characteristics and are weighted proportionately in the Growth Index and the Value Index.  Stocks are always fully represented by the combination of their growth and value weights (e.g., a stock that is given a 20% weight in the Growth Index will have an 80% weight in the Value Index).

Stock A, in the figure below, is a security with 20% of its available shares assigned to a growth index and the remaining 80% assigned to a value index.  Hence, the sum of a stock’s market capitalization in the Growth Index and the Value Index will always equal its market capitalization in Russell 2000® Index.

In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile.  Stocks at the median are divided 50% in each of the Growth Index and the Value Index.  Stocks below the first quartile are 100% in the Growth Index.  Stocks above the third quartile are 100% in the Value Index.  Stocks falling between the first and third quartile breaks are in both the Growth Index and the Value Index to varying degrees depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

Roughly 70% of the available market capitalization is classified as all growth or all value.  The remaining 30% have some portion of their market value in either the Growth Index or the Value Index, depending on their relative distance from the median value score.  There is also a small position cutoff rule.  If a stock’s weight is more than 95% in one index, its weight is increased to 100% in that index.

In an effort to mitigate unnecessary turnover, FTSE Russell implements a banding methodology at the CVS level of the growth and value style algorithm.  If a company’s CVS change from the previous year is greater than or equal to +/- 0.10 and if the company remains in the Russell 2000® Index, then the CVS remains unchanged during the next reconstitution process.  Keeping the CVS static for these companies does not mean the probability (growth/value) will remain unchanged in all cases due to the relation of a CVS score to the overall index.  However, this banding methodology is intended to reduce turnover caused by smaller, less meaningful movements while continuing to allow the larger, more meaningful changes to occur, signaling a true change in a company’s relation to the market.

In calculating growth and value weights, stocks with missing or negative values for B/P, or missing values for I/B/E/S growth, or missing sales per share historical growth (6 years of quarterly numbers are required), are allocated by using the mean value score of the Russell 2000® Index, the Russell Global Sectors (“RGS”) industry, subsector or sector group into which the company falls.  Each missing (or negative B/P) variable is substituted with the industry, subsector or sector group independently.  An industry must have five members or the substitution reverts to the subsector, and so forth to the sector.  In addition, a weighted value score is calculated for securities with low analyst coverage for I/B/E/S medium-term growth.  For securities with coverage by a single analyst, 2/3 of the industry, subsector, or sector group value score is weighted with 1/3 the security’s independent value score.  For those securities with coverage by two analysts, 2/3 of the independent security’s value score is used and only 1/3 of the industry, subsector, or sector group is weighted.  For those securities with at least three analysts contributing to the I/B/E/S medium-term growth, 100% of the independent security’s value score is used.

For more information about the index calculation methodology for the Value Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.  For purposes of this pricing supplement, all references to the Russell Indices contained in the above-referenced section are deemed to include the Value Index.

Supplemental Information About The Russell 2000® Index

As of August 25, 2017, to be eligible for inclusion in the Russell 2000® Index, each company is required to have more than 5% of its voting rights (aggregated across all of its equity securities) in the hands of unrestricted shareholders.  Companies already included in the Russell 2000® Index have a five-year grandfathering period to comply or they will be removed from the Russell 2000® Index in September 2022.

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